UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 31, 2012

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 31, 2012, TETRA Technologies, Inc. (the “Company”) entered into and completed a sale leaseback transaction with Tetris Property LP (“Tetris”) relating to the Company’s principal executive offices located in The Woodlands, Texas (the “Property”) pursuant to which the Company sold the Property to Tetris and entered into a long term lease for the Property.

The sale leaseback transaction was effected pursuant to a Purchase and Sale Agreement (the “Purchase Agreement”) dated December 31, 2012, between the Company and Tetris, a non-affiliated third party. Pursuant to the Purchase Agreement, the Company sold the Property to Tetris for a purchase price of $43.8 million. As a condition to the consummation of the purchase and sale of the Property, the parties entered into a Lease Agreement, also dated December 31, 2012, pursuant to which the Company leased the Property from Tetris.

The initial term of the Lease Agreement extends for a period of 15 years. The Company has the ability to extend the lease for five successive five year periods at base rental rates to be determined at the time of each extension. The lease is on a net basis and the aggregate base rental payable during the initial fifteen year term is approximately $52.9 million. The Company is also responsible for the payment of all related taxes, utilities, insurance and certain maintenance and improvement costs.

The foregoing descriptions of the Purchase Agreement and Lease Agreement are qualified in their entirety by reference to the full text of the respective agreements. Copies of the Purchase Agreement and Lease Agreement will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2012.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above regarding the Lease Agreement is hereby incorporated by reference.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/Stuart M. Brightman
Stuart M. Brightman
President & Chief Executive Officer
Date: January 7, 2013